Exhibit 99.1

CoreSite Realty Corporation Closes $275 Million of New Financing in Two Separate Transactions

Increases available liquidity to support on-going growth initiatives across the portfolio

Denver, CO — April 20, 2017 — CoreSite Realty Corporation (NYSE:COR) (“CoreSite”), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced that it has executed two separate financing transactions resulting in additional liquidity of $275 million, which will be used to pay down all outstanding amounts on the revolving portion of its existing credit facility and for general corporate purposes.

The first transaction results in an incremental $100 million of liquidity by expanding the existing $100 million senior unsecured term loan of CoreSite’s operating partnership, CoreSite, L.P. (the “Operating Partnership”), originally scheduled to mature in 2019, to $200 million. The expanded term loan has a new five-year term maturing in April 2022, and bears interest at a variable rate. Royal Bank of Canada will serve as administrative agent and RBC Capital Markets LLC, Regions Capital Markets, TD Securities (USA) LLC and Wells Fargo Securities, LLC served as joint lead arrangers and joint book managers.

In addition, the Operating Partnership issued and sold an aggregate principal amount of $175 million of its 3.91% Senior Notes due April 20, 2024 (the “Notes”) in a private placement to certain “accredited investors.” Interest on the Notes is payable semiannually, on the 15th day of June and December in each year, commencing on December 15, 2017. The Notes were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are senior unsecured obligations of the Operating Partnership and are jointly and severally guaranteed by CoreSite and each of the Operating Partnership’s subsidiaries that guarantees indebtedness under the Operating Partnership’s senior unsecured credit facility.

“The successful execution of the expanded term loan and private placement offering allows us to improve our overall liquidity position, extend our debt maturity profile, and maintain both financial flexibility and a balance between fixed and variable-priced instruments in our capital structure,” said Jeff Finnin, Chief Financial Officer at CoreSite. “We believe our proven record of growth, solid risk management and strong returns on capital have allowed us to continue to raise attractively priced debt capital to support our growth and development plans. We would like to thank our lending institutions for their continued support of CoreSite and our team of professionals in completing both financings.”

The Notes and the guaranties thereof have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,000 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 400+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

303-405-1012

Greer.Aviv@CoreSite.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: any adverse developments in local economic conditions or the demand for data center space in these markets; operational difficulties, including difficulties relating to information systems, internal processes and information security; significant industry competition; financial market fluctuations; and other factors affecting the real estate industry generally. All forward-looking statements reflect CoreSite’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, CoreSite disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause CoreSite’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in CoreSite’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by CoreSite from time to time with the Securities and Exchange Commission.